Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-) pertaining to the Non-Qualified Deferred Compensation Plan of GMH Military Housing Management LLC and to the incorporation by reference therein of our report dated July 27, 2006, except Notes 13, 15, and 16 (for 2005) as to which the date is June 4, 2007, with respect to the consolidated financial statements and schedules of GMH Communities Trust included in its Annual Report Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 28, 2008